Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Disclosure of Portfolio Holdings – Release of Portfolio Holdings to Fund Service Providers and Other Third Parties” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement (Form N-1A) of Artisan Partners Funds, Inc. to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 99 to the Registration Statement under the Securities Act of 1933 (File No. 33-88316) and in this Amendment No. 101 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8932).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 30, 2016